EXHIBIT 99.1

newsrelease

   CTS CORPORATION Elkhart, Indiana 46514 • (574) 293-7511

July 23, 2003

FOR RELEASE:  Immediately

CTS REPORTS IMPROVED SECOND QUARTER RESULTS

•	Second quarter revenue improved 10% over the first quarter of 2003.

•	Diluted earnings per share increased to $0.06, compared to $0.02 in the first quarter.

Elkhart, IN…CTS Corporation (NYSE:CTS) today announced second quarter revenue of $116.7 million which exceeded this year’s first quarter by $10.9 million, or 10%, with both the components and sensors and the EMS businesses showing sequential growth.  Compared with the second quarter of 2002, revenue was essentially flat.  However, sales of component product lines that were divested or announced as end-of-life last year declined $4.4 million between the two periods. Excluding the effect of these discontinued products, total revenue grew approximately 3% from the second quarter of 2002.

Net earnings for the second quarter of 2003 were $2.0 million, or $0.06 per diluted share, compared to a net loss of $2.7 million, or $0.08 per diluted share, in the comparable period last year.  The second quarter 2003 results were also substantially improved over this year’s first quarter net earnings of $0.6 million and diluted earnings per share of $0.02.

“While our served markets remain sluggish, we are pleased with our second quarter performance.  New business capture rates were strong, particularly in automotive sensors and infrastructure frequency components,” commented Donald Schwanz, CTS Chairman and Chief Executive Officer. “Despite a challenging environment, we have a positive outlook for the balance of the year,” added Schwanz.

General Comments:

•	Second quarter gross margin at 21.0% of sales improved over the first quarter 2003 at 19.9% and last year’s second quarter of 17.9%. Approximately $1 million of incremental royalty income received during the second quarter of 2003 contributed 0.7 percentage points to the margin.

•	Second quarter operating expenses at 17.1% of sales were at the lowest levels as a percent of sales since the fourth quarter of 2000.

•	Working capital excluding cash, notes payable and the current portion of long-term debt was 9.6% of annualized sales, consistent with recent levels and substantially better than second quarter 2002 levels of 14.8%.

•	The Company completed a new three-year bank agreement to establish a $55 million revolving credit facility on July 14, 2003. Terms are generally more favorable than our current facility which was scheduled to expire at the end of this year.

•	The Company is comfortable with the current analysts’ full-year consensus EPS estimate of $0.21.

SECOND QUARTER RESULTS - SEGMENT INFORMATION
(Dollars in millions)

	Second Quarter 2003		Second Quarter 2002		First Quarter 2003
				Operating
	Net	Operating	Net	Earnings/	Net	Operating
	Sales	Earnings	Sales	(Loss)*	Sales	Earnings

Components & Sensors	$64.0	$1.8	$72.7	$(3.3)	$60.3	$0.3
Electronics Manufacturing Services (EMS)	52.7	2.7	45.0	2.2	45.5	2.3

Total	$116.7	$4.5	$117.7	$(1.1)	$105.8	$2.6

*	Excludes $0.4 million restructuring-related charges.

Components & Sensors:   Components and sensors sales decreased by $8.7 million, or 12%, from the second quarter of 2002 as a result of lower sales for cell phone components announced as “end of life” in the third quarter of 2002, and from the general softness in end-product demand across most served markets.  Improved product mix, cost reductions and increased efficiencies resulted in operating earnings improvement.

Second quarter segment sales improved by $3.7 million or 6% from the first quarter of 2003, driven primarily by new product sales of automotive sensors, as well as favorable seasonal factors.  In addition to higher volume, ongoing cost reduction programs contributed to increased operating earnings.

EMS:   EMS sales increased by $7.7 million, or 17% from the second quarter of last year, and $7.2 million, or 16% from the first quarter of 2003, primarily as a result of higher volumes in the communications infrastructure end markets.  The higher volumes contributed to improved segment operating earnings in the second quarter of 2003 compared to last year’s second quarter and this year’s prior quarter.

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Statements about the Company’s earnings outlook and its plans, estimates and beliefs concerning the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations.  Actual results may differ materially from those reflected in the forward-looking statements due to a variety of factors which could affect the Company’s operating results, liquidity and financial condition. We undertake no obligations to publicly update or revise any forward-looking statements.  Factors that could impact future results include among others:   the general market conditions in the automotive, computer and communications markets, and in the overall worldwide economies; reliance on key customers; the Company’s capabilities to implement measures to improve its financial condition and flexibility; the Company’s successful execution of its ongoing cost-reduction plans; pricing pressures and demand for the Company’s products, especially if economic conditions worsen or do not recover in the key markets; changes in the liability insurance markets which might impact the Company’s capability to obtain appropriate levels of insurance coverage; the effect of major health concerns such as Severe Acute Respiratory Syndrome (SARS) on our employees, customers and suppliers; and risks associated with our international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks.  Investors are encouraged to examine the Company’s SEC filings, which more fully describe the risks and uncertainties associated with the Company’s business.

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CTS Corporation is a leading designer and manufacturer of electronic components and sensors, and a provider of EMS products and services for the automotive, computer and communications markets.  We manufacture products in North America, Europe and Asia. Our network of direct sales personnel, independent manufacturers’ representatives and electronic distributors provide worldwide sales coverage.  Our stock is traded on the NYSE under the ticker symbol “CTS.”  To find out more, visit our website at www.ctscorp.com.

Contact:	Vinod M. Khilnani, Sr. Vice President and Chief Financial Officer, or
George T. Newhart, Vice President Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146
www.ctscorp.com

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended

	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002

Net sales	$116,697	$117,725	$222,466	$230,318
Costs and expenses:
Cost of goods sold	92,177	96,616 (1)	176,863	186,531 (1)
Selling, general and administrative expenses	14,623	16,563	27,471	31,880
Research and development expenses	5,390	6,021	11,031	13,154

Operating earnings (loss)	4,507	(1,475)	7,101	(1,247)
Other expenses (income):
Interest expense	1,899	2,882	3,871	5,552
Other	(36)	(792)	(175)	(700)

Total other expenses	1,863	2,090	3,696	4,852

Earnings (loss) before income taxes	2,644	(3,565)	3,405	(6,099)
Income tax expense (benefit)	661	(892)	851	(1,525)

Net earnings (loss)	$1,983	$(2,673)	$2,554	$(4,574)

Net earnings (loss) per share:

Basic	$0.06	$(0.08)	$0.07	$(0.14)

Diluted	$0.06	$(0.08)	$0.07	$(0.14)

Cash dividends declared per share	$0.03	$0.03	$0.06	$0.06

Average common shares outstanding:
Basic	34,227	33,300	34,125	32,556
Diluted	34,569	33,300	34,415	32,556

(1)

Cost of goods sold includes restructuring-related, one-time charges of $0.4 million and $1.2 million, for the three and six month periods ended June 30, 2002, respectively, consisting primarily of equipment relocation and other employee-related costs. The six month period ended June 30, 2002 also includes a one-time gain from a customer reimbursement of $3.1 million.

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands of dollars)

	June 29, 2003	December 31, 2002*

	(UNAUDITED)
Cash and equivalents	$6,665	$9,225
Accounts receivable, net	65,744	63,802
Inventories, net	35,057	36,262
Other current assets	46,372	43,045

Total current assets	153,838	152,334

Property, plant and equipment, net	136,847	148,632
Other assets	189,338	189,066

Total Assets	$480,023	$490,032

Current maturities of long-term debt	$--	$28,350
Accounts payable	45,371	44,490
Other accrued liabilities	57,203	61,716

Total current liabilities	102,574	134,556

Long-term debt	85,250	67,000
Other liabilities	23,454	23,456
Shareholders’ equity	268,745	265,020

Total Liabilities and Shareholders' Equity	$480,023	$490,032

*The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date.

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